EXHIBIT 23.1

McGladrey & Pullen
Certified Public Accountants

Consent of Independent Auditor’s

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-104912) pertaining to the 2003 Stock Incentive Plan of Centrue Financial Corporation and Registration Statement on Form S-1 (No. 33-51950) pertaining to the Centrue Bank 401(k) Savings Plan, of our report dated February 24, 2004, with respect to the consolidated financial statements of Centrue Financial Corporation incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ McGladrey & Pullen, LLP

Champaign, Illinois
March 29, 2004

McGladrey & Pullen, LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.